Exhibit 3.2

EXECUTION VERSION

WATERMARK LODGING TRUST INCORPORATED

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Watermark Lodging Trust Incorporated, a Maryland corporation (the “Corporation”), is hereby amended by deleting the existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation” is):

Watermark Lodging Trust, Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth above is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD:  These Articles of Amendment shall be effective at 12:02 a.m., local time in Baltimore City, Maryland, on April 14, 2020.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Corporate Secretary on this 12th day of April, 2020.

ATTEST:	WATERMARK LODGING TRUST INCORPORATED

/s/ Susan C. Hyde	/s/ Michael G. Medzigian	(SEAL)
Name: Susan C. Hyde	Name: Michael G. Medzigian
Title: Corporate Secretary	Title: Chief Executive Officer